Exhibit 99.1

DATE:	April 24, 2012 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces First Quarter 2012 Operating Results

•                  Net income of $6.0 million — a 33% increase from a year ago

•                  Earnings per share of $0.26 — a 37% increase from a year ago

•                  Redemption of $21 million of preferred stock

•                  Stable and strong net interest margin of 4.17%

•                  Non-interest income up 5% year-over-year

•                  Lower operating expense base

•                  Non-performing assets lower by $17.4 million (31%) from the fourth quarter of 2011

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the first quarter of 2012.  For the three months ended March 31, 2012, the Company recorded net income of $6.0 million, or $0.26 per common share, compared to net income of $4.5 million, or $0.19 per common share, in the first quarter of 2011.  The primary driver of the increase in net income was a decrease in the Company’s loan loss provision expense to $3.1 million in the first quarter of 2012 compared to $5.6 million in the same period a year ago.  During the first quarter of 2012, the Company also participated in the U.S. Treasury’s auction of its preferred shares and made the decision to close six small branches throughout its geographical footprint.

U.S. Treasury Auction of MSFG’s Preferred Shares

In March 2012, the U.S. Treasury sold its preferred stock of the Company through a public offering structured as a modified Dutch auction.  The Company bid on the preferred stock in the auction after receiving approval from its regulators to do so.  The clearing price per share for the preferred shares was $931.11 (compared to a par value of $1,000.00 per share) and the Company was successful in repurchasing 21,030 of the 57,000 shares outstanding through the auction process.  Included in the first quarter of 2012 operating results are $300 thousand of costs incurred by the Company related to the offering.  These costs are not tax-deductible.  The net balance sheet impact was a reduction to shareholders’ equity of $19.8 million which is comprised of a decrease in preferred stock of $21.0 million and a $1.2 million increase to retained earnings related to the discount on the shares repurchased.  35,970 shares of preferred stock remain outstanding, none of which are held by the U.S. Treasury.

Branch Closures

In March 2012, the Company made the decision to close six branch offices in the following locations in the third quarter of 2012: Potomac, Illinois, and Frankton, Charlestown, Liberty, Jeffersonville and Anderson, Indiana.  The Company currently operates two offices in Anderson, Indiana but intends to consolidate those offices into a single location.  In total, the six branches being closed represent approximately $54 million in deposits.  Included in the first quarter of 2012 operating results are $200 thousand of severance costs, $400 thousand of impairment costs for the affected properties, and $100 thousand of other costs related to the closing of the branches.

CEO Comments

Mr. Brown stated, “I am very pleased with the improvements that have occurred in the first quarter.  Net income, after adjusting for securities gains and other non-operating expenses, increased by 69% from the same quarter a year ago and earnings per common share similarly adjusted, increased by over 86%.  Lower loan loss provision expense, improved fee revenue and lower non-interest expense more than offset lower net interest income to provide a significant increase in income.  Provision expense was approximately 45% lower than the first quarter of 2011 and stable compared to the linked quarter as new problem loans remained flat with last quarter and non-performing assets (NPAs) declined.  NPAs were down over 31% from a year ago and over 21% from the fourth quarter of 2011.  Significant progress was made in the last 12 months in reducing non-performing loans, troubled debt restructurings (TDRs) and OREO properties.  During the current quarter, we reduced the OREO portfolio by over 30% and TDRs declined by more than 53%.  New non-performing loans for the quarter primarily resulted from downgrades from the substandard classification.  Continued improvement in credit quality remains one of our top priorities for 2012.”

Mr. Brown continued, “Net revenue increased over the first quarter of 2011 by 1.2% after adjusting for securities gains and the write down in the value of branch assets related to the aforementioned decision to close six branch facilities.  Lower net interest income was offset by very strong core fee revenue.  I am encouraged that for the first time in three years our loan portfolio balance trends showed signs of stabilization.  Loan balances, while down 6.7% from one year ago, were virtually flat compared to year-end 2011.  Adjusting for securities gains and the write down in branch assets, non-interest income increased from the first quarter of 2011 by over 19%.  Three key areas accounted for the increase in fee income.  Mortgage income was higher by 60% as the lower interest rate environment sparked increased purchase and refinance activity.  In addition, service charge revenue increased by 12% and interchange revenue increased by 16.5%.  Our continued emphasis on growing our checking account base and recent changes in our checking account lineup and related fees helped drive the improvement in income.”

Mr. Brown commented on the improvement in expense trends, “Total non-interest expenses, adjusting for severance related to the recently announced branch closures and professional fees related to the recently completed auction by the United States Treasury, were lower by over $1.1 million, or 4.7%, from the first quarter of 2011.  Employee-related expenses were lower by over 6%.  I am very pleased with the work we have accomplished in the expense area.  We will continue our efforts to efficiently manage our resources as we navigate through this difficult revenue environment.”

Mr. Brown concluded, “We are very pleased to no longer be part of Treasury’s TARP program.  As mentioned above, Treasury elected to sell its preferred shares in the Company to investors in the open market.  Treasury and our regulators approved the Company to bid on the shares and we successfully bid and retired approximately $21 million of the $57 million outstanding.  Including dividends paid, Treasury received approximately $62 million for its $57 million investment in the Company.  We intend to continue to work towards full repurchase of the remaining preferred shares before the dividend increases to 9% in the first quarter of 2014.”

First Quarter Results

NET INTEREST INCOME

Net interest income was $23.8 million for the first quarter of 2012 compared to $25.0 million a year ago.  The decrease in net interest income was primarily due to lower mortgage asset yields and the December 2011 repositioning of approximately $200 million in investment securities.  In addition, earning assets declined by approximately $50 million year over year.  Net interest margin, on a fully-taxable equivalent basis, was 4.17% for the first quarter of 2012, which was thirteen basis points below the first quarter of 2011 and two basis points higher than the fourth quarter of 2011.  On a linked-quarter basis the net interest margin stayed relatively flat as the Company was able to offset the decrease in the yield on earning assets by a reduction in the cost of funds.

NON-INTEREST INCOME

The Company’s non-interest income (excluding securities gains) was $9.3 million for the first quarter of 2012 compared to $8.2 million in the same period in 2011, an increase of 13%.  Increases in mortgage banking income and service charges on deposit accounts were partially offset by a decrease in other income.  The “other income” line item includes $400 thousand of write-downs on branch properties that the Company plans to close in the third quarter of 2012.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.3 million for the first quarter of 2012 compared to $23.8 million for the same period in 2011.  During the first quarter of 2012, the Company incurred approximately $300 thousand of expenses related to the US Treasury’s auction of the Company’s preferred stock (these expenses are not deductible for tax purposes).  In addition, the Company accrued an additional $300 thousand of expenses related to its decision to close six branches.

BALANCE SHEET AND CAPITAL

Total assets were $2.74 billion at March 31, 2012, which represents virtually no change from the balance a year ago of $2.76 billion.  Loans decreased $111 million year over year and were partially offset by a $68 million increase in investment securities.  While loan balances are down significantly from the same period a year ago, on a linked-quarter basis, loan balances were virtually flat.  The Company’s regulatory capital ratios remain strong and as of March 31, 2012 were as follows: leverage ratio of 10.5%, tier one capital to risk-weighted assets of 16.9%, and total capital to risk-weighted assets of 18.1%.  In addition, as of March 31, 2012, the Company’s tangible common equity ratio was 8.1%.

ASSET QUALITY

Non-performing assets (NPA’s) were $63.4 million as of March 31, 2012, a decrease of approximately $17.4 million on a linked-quarter basis.  NPA’s represented 2.29% of total assets as of March 31, 2012 compared to 2.93% as of December 31, 2011 and 3.32% as of March 31, 2011.  Net charge-offs were $4.4 million for the first quarter of 2012 and represented 1.15% of average loans on an annualized basis.  Total loan loss provision expense was $3.1 million in the first quarter of 2011.  The Company had identified losses and specifically provided for $1.8 million in previous quarters for the two largest charge-offs taken during the first quarter totaling approximately $2.4 million.  The Company’s allowance for loan losses as a percent of total outstanding loans was 2.52% as of March 31, 2012 compared to 2.60% as of December 31, 2011 and 2.63% as of March 31, 2011.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended March 31
	2012	2011
Income Statement Summary
Interest Income	$27,909	$31,177
Interest Expense	4,131	6,227
Net Interest Income	23,778	24,950
Provision for Loan Losses	3,100	5,600
Noninterest Income:
Trust and investment product fees	828	940
Mortgage banking	2,115	1,318
Service charges on deposit accounts	4,376	3,898
Gain on sales of securities	487	1,133
Interchange income	1,650	1,416
OREO gains/(losses)	(252)	(365)
Other	618	979
Total Noninterest Income	9,822	9,319
Noninterest Expense:
Employee	12,256	12,833
Occupancy and equipment	3,746	3,747
Intangible amortization	452	492
Marketing	948	1,081
Collection expenses	1,049	1,014
FDIC assessment	908	1,261
Other	3,922	3,392
Total Noninterest Expense	23,281	23,820
Earnings Before Income Taxes	7,219	4,849
Provision (Benefit) for Income Taxes	1,208	303
Net Income	$6,011	$4,546
Preferred Dividends & Accretion	$(763)	$(763)
Net Income Available to Common Shareholders	$5,248	$3,783

	Three months ended March 31
	2012	2011
Average Balance Sheet Data
Gross Loans	$1,550,087	$1,670,740
Earning Assets	2,465,754	2,514,467
Total Assets	2,741,638	2,765,834
Noninterest Bearing Deposits	321,799	272,872
Interest Bearing Deposits	1,817,060	1,932,988
Total Interest Bearing Liabilities	2,046,011	2,167,045
Shareholders’ Equity	340,783	304,888

	Three months ended March 31
	2012	2011
Per Share Data
Diluted Earnings Per Share	$0.26	$0.19
Cash Dividends Per Share	0.010	0.010
Market Value - High	12.12	10.60
Market Value - Low	8.84	8.74
Average Outstanding Shares (diluted)	20,265,571	20,183,480

	Three months ended March 31
	2012	2011
Key Ratios
Return on Average Assets	0.88%	0.67%
Return on Average Equity	7.09%	6.05%
Net Interest Margin	4.17%	4.30%
Efficiency Ratio	65.80%	66.16%
Net Overhead to Average Assets	1.97%	2.13%

	March 31	December 31	September 30,	March 31
	2012	2011	2011	2011
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,532,079	$1,534,379	$1,562,292	$1,642,700
Allowance for Loan Losses	38,541	39,889	41,433	43,255
Total Securities	885,601	876,090	867,272	817,235
Goodwill and Intangible Assets	68,630	69,082	69,544	70,529
Total Assets	2,764,286	2,754,180	2,757,549	2,767,985
Noninterest Bearing Deposits	348,981	334,345	321,529	293,648
Interest Bearing Deposits	1,810,017	1,825,555	1,846,218	1,915,713
Other Borrowings	201,659	201,694	201,727	196,136
Shareholders’ Equity	322,163	336,553	334,105	309,058

	March 31	December 31	September 30,	March 31
	2012	2011	2011	2011
Other Balance Sheet Data
Tangible Book Value Per Common Share	$10.78	$10.45	$10.31	$9.05
Loan Loss Reserve to Loans	2.52%	2.60%	2.65%	2.63%
Loan Loss Reserve to Non-performing Loans	89.37%	89.05%	95.73%	72.36%
Nonperforming Assets to Total Assets	1.95%	2.19%	2.23%	2.90%
NPA’s (w/ TDR’s) to Total Assets	2.29%	2.93%	3.03%	3.32%
Tangible Common Equity Ratio	8.08%	7.86%	7.75%	6.76%
Outstanding Shares	20,214,964	20,206,214	20,197,084	20,136,188

	March 31	December 31	September 30,	March 31
	2012	2011	2011	2011
Asset Quality
Loans Past Due 90 Days or More and Still Accruing	$268	$3,266	$993	$5,237
Non-accrual Loans	42,856	41,529	42,288	54,537
Other Real Estate Owned	10,674	15,535	18,308	20,586
Total Nonperforming Assets (NPA’s)	$53,798	$60,330	$61,589	$80,360
Troubled Debt Restructurings	9,553	20,402	21,950	11,503
Total NPA’s with Troubled Debt Restructurings	$63,351	$80,732	$83,539	$91,863

Net Charge-offs - QTD	$4,448	$4,744	$5,030	$4,950
Net Charge-offs as a % of average loans	1.15%	1.21%	1.26%	1.20%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.